Summary Translation	Exhibit 4.25

Loan Agreement

Contract No. : SJGL-JK-201207-1

Borrower : Ganglian Finance Leasing Co., Ltd.

Lender : Hebei Shengrong Kaiyuan Auto Parts Co., Ltd.

Signing Date : July 3, 2012

Loan Amount : RMB30,000,000

Length of maturity : From July 3, 2012 to July 3, 2013

Use of Loan : Working Capital

Loan Interest : 7.2565%

Date of Draft :July 4, 2012

Withdrawal Amount : RMB30,000,000

Payment Method : The principal shall be fully repaid with interest at the maturity date of the loan.

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Repayment Date :July 3, 2013